Filed pursuant to Rule 433. Registration Nos. 333-184147 and 333-184147-01.

Filed pursuant to Rule 433. Registration Statement Nos. 333-184174 and 333-184174-01.

RBS Exchange Traded Notes
                                                           BUILDING TOMORROW[TM]
RBS US Mid Cap Trendpilot[TM] ETN (TRNM)

[GRAPHIC OMITTED]

The RBS US Mid Cap Trendpilot[TM] Exchange Traded Notes ("RBS ETNs") are
unsecured and senior obligations of The Royal Bank of Scotland plc ("RBS plc"), and are fully and unconditionally guaranteed by The Royal Bank of Scotland
Group plc ("RBS Group"). Any payments on the RBS ETNs when they become due at maturity or upon early repurchase or redemption are dependent on the ability of
RBS plc and RBS Group to pay, and are also subject to market risk.

RBS US Mid Cap Trendpilot[TM] ETNs track the RBS US Mid Cap Trendpilot[TM] Index
(USD) which provides:
Trend-following exposure using an objective and transparent methodology to either the S & P MidCap 400([R]) Total Return Index or the Cash Rate; Mid Cap
Exposure in positive trending markets by tracking the S & P MidCap 400([R]) Total
Return Index, the level of which incorporates the reinvestment of any cash dividends paid on its component securities. The RBS ETNs do not pay interest or dividends; and Cash Rate Exposure in negative trending markets by tracking a hypothetical investment in 3-month U.S. Treasury bills as of the most recent weekly auction.

Illustration of the Trendpilot([TM]) Index Methodology

[GRAPHIC OMITTED]

Time
The above graph illustrates the operation of the Trendpilot[TM] Index
Methodology. It does not reflect any actual performance of the Benchmark Index or the Index, and is not an indication of how either index may perform in the future. The hypothetical illustration above also does not include any fees, transaction costs or expenses.
If neither of the above conditions is satisfied, the trend of the Benchmark
Index will be the same as the trend of the Benchmark Index on the immediately preceeding Index business day. The Index will implement any trend reversal at the open of trading on the second Index business day immediately following the
Index business day on which the Benchmark Index trend switches from positive to negative or from negative to positive, as the case may be.
(1)Benchmark Index Dividend Yield means the sum of the gross dividends paid on the securities comprising the Benchmark Index (which is a total return index)
over the prior 12 months ending 9/30/2012 divided by the closing level of the price return version of the Benchmark Index as of 9/30/2012.

RBS ETN Details
--------------------------------------------------
Issuer         The Royal Bank of Scotland plc
-------------- -----------------------------------
Guarantor      The Royal Bank of Scotland
               Group plc
-------------- -----------------------------------
Ticker         TRNM
-------------- -----------------------------------
Intraday       TRNM.IV
Indicative
Value Ticker
-------------- -----------------------------------
CUSIP          78009L209
-------------- -----------------------------------
ISIN           US78009L2097
-------------- -----------------------------------
Primary        NYSE Arca
Exchange
-------------- -----------------------------------
Maturity       1/25/2041
-------------- -----------------------------------
Benchmark      1.66%
Index Dividend
Yield(1)
-------------- -----------------------------------
Index          RBS US Mid Cap Trendpilot[TM]
               Index (USD) (Bloomberg page:
               "TPMCUT (Index)"), which
               tracks the Benchmark Index or
               the Cash Rate depending on
               the relative performance of the
               Benchmark Index on a simple
               historical moving average basis
-------------- -----------------------------------
Benchmark      S & P MidCap 400([R]) Total Return
Index          Index (Bloomberg symbol:
               "SPTRMDCP Index")
-------------- -----------------------------------
Cash Rate      Yield on a hypothetical notional
               investment in 3-month U.S. Trea-
               sury bills as of the most recent
               weekly auction (Bloomberg page:
               "USB3MTA Index")
-------------- -----------------------------------
Annual         When the Index is tracking the
Investor Fee   Benchmark Index: 1.00% per
(accrued on a  annum.
daily basis)   When the Index is tracking the
               Cash Rate: 0.50% per annum.
-------------- -----------------------------------
Repurchase at  You may offer your RBS ETNs
your option    to RBS plc for repurchase on
               any business day on or prior to
               1/16/2041, provided that you offer
               a minimum of 20,000 RBS ETNs
               for any single repurchase and
               follow the procedures described
               in the pricing supplement.
-------------- -----------------------------------
Early          We may redeem all of the RBS
redemption at  ETNs at our discretion at any time
our option     on or prior to 1/23/2041.
-------------- -----------------------------------
Daily          Upon early repurchase or
Redemption     redemption or at maturity, you will
Value          receive a cash payment equal to
               the daily redemption value per
               RBS ETN. The daily redemption
               value on the relevant valuation
               date will be published on
               www.rbs.com/etnUS/TRNM*.
-------------- -----------------------------------

* Information contained on our website is not incorporated by reference in, and should not be considered a part of, this document.

To find out more
Call toll free 855-RBS-ETPS or visit www.rbs.com/etnUS

Not FDIC Insured. May Lose Value.
                                                                               1

--------------------------------------------------------------------------------
Historical Performance (%) -- as of 09/30/2012
--------------------------------------------------------------------------------
                                                          QUARTER-TO- YEAR-TO- ANNUALIZED ANNUALIZED ANNUALIZED SINCE RBS ETN INCEPTION
                                                            DATE (%)  DATE (%) 1-YEAR (%) 3-YEAR (%) 5-YEAR (%)       (1/25/11) (%)
--------------------------------------------------------- ----------- -------- ---------- ---------- ---------- -----------------------
RBS US Mid Cap Trendpilot[TM] ETN Daily Redemption Value(1)   5.18       7.44       7.31        --         --            -4.06
RBS US Mid Cap Trendpilot(TM) Index                           5.44       8.22       8.22        --         --            -2.65
S & P MidCap 400([R]) Total Return Index (Benchmark Index)    5.44      13.77      28.54      14.33      3.83             9.82
S & P MidCap 400([R]) Index (Price Only)                      5.03      12.50      26.59      12.70      2.25             7.12
Cash rate on 09/30/12 was 0.11%                                --        --        --         --         --               --

The table above presents the actual performance of the Index, the RBS ETNs, the
S & P 400([R]) Total Return Index (the Benchmark Index) and the S & P 400([R])
Index (Price Return) over the specified periods. It is not possible to invest directly in an index. For information regarding the performance of the Index, see pages PS-35 to PS-38 of the pricing supplement to the RBS ETNs filed with the U.S. Securities and Exchange Commission (SEC). Past performance does not guarantee future results.
(1) Includes the deduction of the annual investor fee, which accrues on a daily basis. The annual investor fee will be equal to (i) 1.00% per annum when the
Index is tracking the Benchmark Index, and (ii) 0.50% per annum when the Index is tracking the Cash Rate.

--------------------------------------------------------------------------------
S & P MidCap 400([R]) Index Performance -- as of 09/30/2012
--------------------------------------------------------------------------------
[GRAPHIC OMITTED]

-----------------------------------------------------------------------------------------
S & P MidCap 400([R]) 1-Year Annual Return Comparison (%)(1)
-----------------------------------------------------------------------------------------
                                           2000  2001    2002   2003   2004   2005   2006
----------------------------------------- ----- ------- ------ -----  ----- ------- -----
 S & P MidCap 400([R]) Total Return Index 17.51 -0.60   -14.51 35.62  16.48  12.56  10.32
 S & P MidCap 400([R]) Index (Price Only) 16.21 -1.64   -15.44 34.02  15.16  11.27   8.99
 Cash Rate (Year-End)                      5.70  1.71     1.19  0.89   2.23   3.91   4.88
                                           2007  2008     2009  2010   2011  2012-Q3
--------------------------------------- ----- --------- ------ -----  ----- ------- -----
 S & P MidCap 400([R]) Total Return Index 7.98  -36.23   37.38  26.64 -1.73  13.77
 S & P MidCap 400([R]) Index (Price Only) 6.69  -37.28   35.00  24.85 -3.10  12.50
 Cash Rate (Year-End)                     3.31    0.05    0.11   0.18  0.03   0.11

(1) The table above does not reflect any Trendpilot[TM] Index performance. The
Trendpilot[TM] Index performance is not the same as the S & P MidCap 400([R]) Index performance. The Trendpilot[TM] Index may underperform the S & P MidCap 400([R])
Index over various time periods, and may track the Cash Rate for extended periods of time in a low interest rate envionment.
CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The Index may underperform the Benchmark Index, and is expected to perform poorly in volatile markets.
Even though the RBS ETNs are listed on the NYSE Arca, a trading market may not develop and the liquidity of the RBS ETNs may be limited and/or vary over time, as RBS plc is not required to maintain any listing of the RBS ETNs. The RBS
ETNs are not principal protected and do not pay interest. Any payment on the
RBS ETNs is subject to the ability of RBS plc, as the issuer, and RBS Group plc, as the guarantor, to pay their respective obligations when they become due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.
The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.
IMPORTANT INFORMATION: The Royal Bank of Scotland plc (RBS plc) and The Royal
Bank of Scotland Group plc (RBS Group) have S & Pled a registration statement
(including a prospectus) with the U.S. Securities and Exchange Commission (SEC)
for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been S & Pled by RBS plc and RBS Group with the SEC for more complete information about RBS plc and RBS Group, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS plc, RBS Securities Inc. (RBSSI) or
any dealer participating in the offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling
1-855-RBS-ETPS (toll-free).
US Mid Cap Trendpilot[TM] Index (USD) is the property of The Royal Bank of
Scotland plc, which has contracted with S & P Opco, LLC (a subsidiary of S & P Dow
Jones Indices LLC) ("S & P Dow Jones Indices") to maintain and calculate the
Index. The S & P MidCap 400([R]) Index is the exclusive property of S & P Dow Jones
Indices and have been licensed for use by RBSSI and its afS & Pliates in connection with the RBS US Mid Cap Trendpilot[TM] Index (USD). S & P Dow Jones
Indices shall have no liability for any errors or omissions in calculating the
Index. S & P([R]) is a registered trademark of Standard & Poor's Financial
Services LLC ("SPFS") and Dow Jones([R]) is a registered trademark of Dow Jones
Trademark Holdings LLC ("Dow Jones"). These trademarks have been licensed to
S & P Dow Jones Indices. "Standard & Poor's([R])", "S & P([R])" and "S & P MidCap
400([R])" are registered trademarks of SPFS

and together with the "Calculated by S & P Dow Jones Indices Custom" and its
related stylized mark(s) have been licensed for use by RBSSI and its
afS & Pliates. The RBS US Mid Cap Trendpilot[TM] ETNs are not sponsored, endorsed, sold or promoted by S & P Dow Jones Indices, SPFS, Dow Jones, their afS & Pliates or their third party licensors, and neither S & P Dow Jones Indices, SPFS, Dow
Jones, their afS & Pliates or their third party licensors make any representation regarding the advisability of investing in such RBS ETNs.
Copyright [C] 2012 RBS Securities Inc. All rights reserved. RBS Securities
Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc.

www.rbs.com/etnUS | TOLL FREE: 855-RBS-ETPS | Not FDIC Insured. May Lose Value. Dated December 11, 2012
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